                                                                     EXHIBIT 4.4

                                   AGREEMENT
                                   ---------


    This Agreement is made this 30th day of August, 1996 by and between CB Commercial Holdings, Inc., a corporation organized under the laws of the State of Delaware ("Holdings"), Kajima U.S.A., Inc., a corporation organized under the laws of Delaware ("Kajima"), Fukoku Mutual Life Insurance company, a corporation organized under the laws of Japan ("Fukoku"), Kasen Development, Inc., a corporation organized under the laws of Japan ("Kasen"), and S.R.E.S.-Fifth Avenue, Inc., a corporation organized under the laws of Delaware ("SRESFA") (Kajima, Fukoku, Kasen and SRESFA are hereinafter individually referred to as "Preferred Stockholder" and collectively referred to as "Preferred Stockholders").


                              W I T N E S S E T H:


    WHEREAS the Preferred Stockholders own collectively 4,000,000 shares of preferred stock of Holdings; and

    WHEREAS Holdings and the Preferred Stockholders wish to amend and restate Holdings' Certificate of Incorporation and By-laws, effective upon completion of an IPO (as herein defined), in order to enhance Holdings' potential to complete an IPO and increase the value of Holdings for the benefit of its stockholders; and

    WHEREAS Holdings and the Preferred Stockholders wish to terminate the Stockholders' Agreement dated as of April 18, 1989 among Holdings and its Stockholders (the "Stockholders' Agreement"), effective upon completion of an IPO (as herein defined).

    NOW, THEREFORE the parties hereto hereby agree as follows:

    1.   Amendment of Certificate of Incorporation.  Holdings agrees to have
         -----------------------------------------
prepared and the Preferred Stockholders agree to vote, within five (5) Business Days after receipt of Holdings' written request, for the amendment and restatement of Holdings' Certificate of Incorporation, effective upon the completion of an IPO (as herein defined), to provide for the following:

         a. The accrual of a preferred dividend of $0.25 per quarter on each share of preferred stock commencing October 1, 1996. In the event an IPO is completed on or before March 31, 1997, the accrual of such dividend shall be retroactive to October 1, 1996. Such preferred dividend must be declared and paid in cash within one year after the last day of the quarter to which it relates. In the event such dividend is not declared and paid within one year after the last day of the quarter to which it relates, it will bear compound interest at either (i) a fixed rate of 8% per annum or
    (ii) the LIBOR Rate plus 2 1/2% per annum, as determined by each Preferred Stockholder and indicated thereby next to such Preferred Stockholders' signature hereto, in each case from such last day until such dividend and outstanding interest thereon is paid; provided, however, that (i) in the
                                          --------  -------
    event Delaware law restricts or prohibits the declaration or payment of any dividend, no dividend shall be required to be declared and paid to the extent so restricted or prohibited and no interest shall accrue or be paid on such dividend, and (ii) in the event a contractual restriction in a credit agreement with a third party to which Holdings or one of its direct or indirect subsidiaries is a party restricts or prohibits the declaration or payment of any dividend, no dividend shall be required to be declared or paid to the extent so restricted or prohibited other than in accordance with such contractual restriction, but dividends shall accumulate and accrue as set forth above, interest shall be paid on such unpaid dividends to the extent permitted under Delaware law and any interest which remains unpaid shall accrue as set forth above. Following an IPO, neither Holdings nor any of its subsidiaries shall enter into any new agreement that restricts or prohibits the accumulation or accrual of such dividend or the payment of any interest thereon. No dividend may accrue or be declared or be paid on common stock while there are any unpaid dividends on preferred stock. The Company shall not voluntarily prepay any outstanding indebtedness pursuant to the Senior Credit Agreement (as defined below) or the Subordinated Credit Agreement (as defined below), or any other indebtedness for borrowed money unless the Company shall have first paid all unpaid accrued dividends and interest to the Preferred Stockholders.

         "LIBOR Rate" means the rate per annum (rounded upwards, if any, to the next higher 1/16th of 1%) on the basis of the offered rate of deposits in U.S. dollars to The Sumitomo Bank, Limited in the London interbank market in amounts comparable to the aggregate amount of any dividend which was required to have been declared and paid and for a period of six months as of approximately 11:00 a.m (London time) on the day any dividend was required to have been declared and paid or, if such day is not a LIBOR Business Day, the next succeeding LIBOR Business Day. On each day on which a LIBOR Rate is determined pursuant to this Section 1(a), the Company shall promptly provide written notice of the LIBOR Rate so determined to each Preferred Stockholder.

         "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Los Angeles, California or Tokyo, Japan are authorized or required to close.

         "LIBOR Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Los Angeles, California are authorized or required to close and any day on which banks are not open for dealings in dollar deposits in the London interbank market.

         b. An increase in the total number of shares which Holdings is authorized to issue from 27,200,002 to 108,000,000 and an increase in the number of shares of common stock which Holdings is authorized to issue from 19,200,002 to 100,000,000.

         c. The creation of a single class of common stock, the conversion of each outstanding share of Class B-1 and Class B-2 Common Stock into one share of the new common stock, the purchase by Holdings for $0.01 per share of all the outstanding shares of Class C-R and Class J Common Stock and the conversion of the 800,000 shares of outstanding Class C-1 Common Stock into a 50-year warrant to purchase 800,000 shares of new common stock for $10 per share.

         d. Except with respect to provisions relating to Sections 1(a) and 1(e) hereto, which provisions may not be amended, restated or otherwise modified without the prior written approval of a majority of the Preferred Stockholders, the elimination of all shareholder and director supermajority or class votes, the elimination of classes of directors and the elimination of qualifications for directors.

         e. The establishment of a conversion right for each holder of preferred stock which will permit such holder to convert from time to time its preferred stock into common stock (with customary adjustments for stock splits and stock dividends) as follows after the completion of an IPO:

                                     No. of Shares of Common Stock
                                  Into Which Each Share of Preferred
         Market Price                   Stock Will Be Converted
         ------------             ----------------------------------

         less than $10.00               No conversion permitted
         $10.00-21.99                             .78
         $22.00-22.99                             .76
         $23.00-23.99                             .74
         $24.00-24.99                             .72
         $25.00-25.99                             .70
         $26.00-26.99                             .68
         $27.00-27.99                             .66
         $28.00-28.99                             .64
         $29.00-29.99                             .62
         $30.00 and above                         .60

Each Preferred Stockholder agrees that, if during the Restricted Period any Preferred Stockholder sells, offers to sell or otherwise disposes of shares of common stock acquired upon the conversion of the preferred stock, whether or not in connection with a distribution, or participates or has a direct or indirect participation in any such undertaking, at a price less than the price at which common stock is sold to the public in the IPO, such holder shall comply with the volume limitations set forth in Rule 144(e) of the Securities Act of 1933, as amended (the "Securities Act"), regardless of whether the provisions of Rule 144 would otherwise apply to such a transaction, unless such sale, offer for sale or other disposition is pursuant to one or more block trades made from time to time which do not involve a brokers' transaction executed on any exchange or in the over-the-counter market. The "Restricted Period" shall mean the period commencing on the first date any of the common stock to be sold in the IPO is released for sale to the public and continuing to and including a date twelve
(12) months thereafter.

    The term "IPO" means an underwritten offering of shares of common stock by Holdings which is completed on or before March 31, 1997 and which raises gross proceeds of $75,000,000 or more and results in the listing of such common stock on either NASDAQ or The New York Stock Exchange. The term "Market Price" means
(i) during the first 20 consecutive days in which the common stock is traded after the closing of an IPO, the price at which the common stock was offered to the public in the IPO and (ii) thereafter, the average closing price for a period of consecutive days which includes 20 days on which the common stock was traded. Such period will end with the first trading day following the date Holdings receives an election to convert.

    f.   The elimination of the Operating Committee.

    Any vote by the Preferred Stockholders pursuant to this Section 1 shall be null and void and of no force or effect unless (i) on or prior to October 1, 1996, the parties to that certain Waiver, Consent and Agreement dated as of September __, 1991 (the "Waiver") shall have agreed to terminate the Waiver, effective October 1, 1996, (ii) on or prior to October 1, 1996, The Sumitomo Bank, Limited ("Sumitomo") shall have agreed, effective upon an IPO, to amend the Amended and Restated Senior Secured Credit Agreement dated as of July 1, 1994, as amended, between CB Commercial Real Estate Group, Inc. ("CBC") and Sumitomo (the "Senior Credit Agreement"), and Sumitomo Finance (Dublin) Limited ("Sumitomo Dublin") shall have agreed, effective upon an IPO, to amend the Senior Subordinated Credit Agreement dated as of July 20, 1990 between CBC and Sumitomo Dublin (the "Subordinated Credit Agreement"), in each case to provide for the accrual and payment of dividends and interest as provided herein on terms and conditions no more restrictive than those set forth on Exhibit A hereto, which terms and conditions may not be amended, restated or otherwise modified without the prior written consent of the holders of a majority of the Preferred Stock and
(iii) the amended and restated Certificate of Incorporation is approved by the requisite vote of the Board of Directors of Holdings and the holders of Holdings' common stock on or before December 31, 1996. Holdings agrees to use its best efforts to obtain such approvals.

    2.   Amendment of By-Laws.  The Preferred Stockholders agree to vote, within
         --------------------
five (5) Business Days after receipt of Holdings' written request, to amend the Third Amended and Restated By-Laws attached hereto as Exhibit B, effective upon the completion of an IPO, but any such vote shall be null and void and of no force or effect unless (i) on or prior to October 1, 1996, the parties to the Waiver shall have agreed to terminate the Waiver, effective upon an IPO, (ii) on or prior to October 1, 1996, Sumitomo shall have agreed, effective upon an IPO, to amend the Senior Credit Agreement, and Sumitomo Dublin shall have agreed, effective upon an IPO, to amend the Subordinated Credit Agreement, in each case to provide for the accrual and payment of dividends and interest as provided herein on terms and conditions no more restrictive than those set forth on Exhibit A hereto, which terms and conditions may not be amended, restated or otherwise modified without the prior written consent of the holders of a majority of the Preferred Stock and (iii) the Third Amended and Restated By-Laws have been approved by the requisite vote of the Board of Directors of Holdings and the holders of Holdings' common stock on or before December 31, 1996. Holdings agrees to use its best efforts to obtain such approvals.

    3.   Termination of Stockholders' Agreement.  The Preferred Stockholders
         --------------------------------------
agree to vote, within five (5) Business Days after receipt of Holdings' written request, to terminate the Stockholders' Agreement dated April 18, 1989, effective upon the completion of an IPO, but such vote shall be null and void and of no force or effect unless (i) on or prior to October 1, 1996, the parties to the Waiver shall have agreed to terminate the Waiver, effective upon an IPO,
(ii) on or prior to October 1, 1996, Sumitomo shall have agreed, effective upon an IPO, to amend the Senior Credit Agreement and Sumitomo Dublin shall have agreed, effective upon an IPO, to amend the Subordinated Credit Agreement, in each case to provide for the accrual and payment of dividends and interest as provided herein on terms and conditions no more restrictive than those set forth on Exhibit A hereto, which terms and conditions may not be amended, restated or otherwise modified without the prior written consent of the holders of a majority of the Preferred Stock and (iii) such amendment is approved by the holders of a majority of the Class B-2 Common Stock on or before December 31, 1996.

    4.   Piggyback Registration Rights.  Prior to the IPO, the Preferred
         -----------------------------
Stockholders and the Company shall enter into an agreement (the "Piggyback Registration Agreement") which provides that, until expiration of the Rule 144 Period, if the

Company proposes to register any of its securities, the Company will use its best efforts to include in such registration designated Common Stock acquired by a Preferred Stockholder upon conversion of the Preferred Stock. The Piggyback Registration Agreement will contain customary terms and conditions, including without limitation an underwriter's cutback. Such registration rights will not apply to the IPO, a registration relating to an employee benefit plan, a dividend or interest reinvestment plan or other similar plans, a corporate reorganization or other transaction under Rule 145 of the Securities Act, a reclassification, merger, consolidation or acquisition, or a registration on any registration form that does not permit secondary sales. The "Rule 144 Period" shall mean the period beginning on the first date any of the common stock to be sold in an IPO is released for sale to the public pursuant to an IPO and continuing until the offer and sale of common stock acquired by a Preferred Stockholder upon conversion of the preferred stock is no longer subject to the provisions of Rule 144 of the Securities Act, either by this Agreement or by operation of law.

    5.   Effectiveness.  This Agreement shall be of no further force and effect
         -------------
in the event an IPO does not occur on or before March 31, 1997.

    6.   Governing Law.  This Agreement shall be governed by and construed under
         -------------
the laws of the State of Delaware without reference to the principles of conflict of laws thereof.

    7.   Counterparts.  This Agreement may be executed in counterparts, each one
         ------------
of which shall be deemed an original and all of the counterparts together shall constitute a single agreement. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties.

                            [signature page follows]

    IN WITNESS WHEREOF, this Agreement has been executed this 30th day of August, 1996.


                   CB COMMERCIAL HOLDINGS, INC.



                   By
                      --------------------------------------------------

                   Its
                       -------------------------------------------------



                   KAJIMA U.S.A., INC.


                   By /s/ Hiroaki Hoshino
                      --------------------------------------------------

                   Its Executive Vice President, Chief Financial Officer
                       -------------------------------------------------
                   Applicable Interest Rate:
                   [X] 8%                     [_] LIBOR Rate plus 2 1/2%



                   KASEN DEVELOPMENT, INC.

                   By Takashi Buto
                      --------------------------------------------------

                   Its /s/ President
                       -------------------------------------------------
                   Applicable Interest Rate:
                   [X] 8%                     [_] LIBOR Rate plus 2 1/2%



                   FUKOKU MUTUAL LIFE INSURANCE COMPANY

                   By /s/ Kenji Hirai
                      --------------------------------------------------

                   Its Deputy General Manager
                       -------------------------------------------------
                   Applicable Interest Rate:
                   [X] 8%                     [_] LIBOR Rate plus 2 1/2%



                   S.R.E.S.-FIFTH AVENUE, INC.

                   By /s/ M. Okuwama
                      --------------------------------------------------

                   Its Secretary
                       -------------------------------------------------
                   Applicable Interest Rate:
                   [_] 8%                     [X] LIBOR Rate plus 2 1/2%